As filed with the Securities and Exchange Commission on May 27, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACADIA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1376651
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3911 Sorrento Valley Boulevard

San Diego, CA 92121

(858) 558-2871

(Address of Principal Executive Offices)

ACADIA Pharmaceuticals Inc.

1997 STOCK OPTION PLAN

2004 EQUITY INCENTIVE PLAN

2004 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Uli Hacksell, Ph.D.

Chief Executive Officer

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard

San Diego, CA 92121

(Name and Address of Agent for Service)

(858) 558-2871

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

D. Bradley Peck, Esq.

Glenn F. Baity, Esq.

COOLEY GODWARD LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock issuable under the 1997 Stock Option Plan (par value $0.0001 per share)	2,413,823 shares	(2)		(2)	$8,653,926	(2)	$1,097

Common Stock issuable under the 2004 Equity Incentive Plan (par value $0.0001 per share)	200,000 shares	(3)	$7.00	(4)	$1,400,000	(4)	$177

Common Stock issuable under the 2004 Employee Stock Purchase Plan (par value $0.0001 per share)	125,000 shares	(5)	$7.00	(4)	$875,000	(4)	$111

Total	2,738,823 shares		N/A		$10,928,926		$1,385

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the 1933 Act. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 1,668,590 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 1997 Stock Option Plan, as amended (the “1997 Plan”) are calculated using a weighted average exercise price for such shares of $2.06 per share. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 745,233 shares of Common Stock available for future grant under the 1997 Plan are calculated using the price per share in the initial public offering (the “Offering”) of the Registrant’s Common Stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission on May 27, 2004 pursuant to Rule 424(b) under the 1933 Act. The maximum term of options granted under the 1997 Plan is ten years. No options will be granted under the 1997 Plan following the closing of the Offering. Any shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 1997 Plan that are terminated or expire unexercised will reduce the share reserve under the 1997 Plan but will increase the share reserve under the 2004 EIP by the same amount as the reduction in the 1997 Plan share reserve.
(3)	Represents 200,000 shares of Common Stock initially available for future grants under the 2004 Equity Incentive Plan (the “2004 EIP”) and up to an additional number of shares that may become issuable under the 2004 EIP pursuant to its terms. The 2004 EIP provides that the share reserve shall be increased by the number of shares of common stock that remain authorized for issuance under the 1997 Plan as of the closing of the Offering and any shares that may thereafter revert to the 1997 Plan share reserve. The 2004 EIP provides that an additional number of shares will automatically be added annually for a period of five years to the shares authorized for issuance under the 2004 EIP at each annual meeting of stockholders beginning in 2005. The number of shares added each year will be equal to the least of: three percent of the Company’s outstanding Common Stock as of the record date for the applicable annual meeting; 750,000 shares of Common Stock, or; an amount that may be determined each year by the Company’s board of directors. No shares of Common Stock are currently reserved for issuance upon the exercise of options outstanding under the 2004 EIP because no options have yet been granted under the 2004 EIP.

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(4)	This estimate is made pursuant to Rule 457(h) of the 1933 Act solely for purposes of calculating the registration fee, and is based on the price per share of the Registrant’s Common Stock in the Offering.
(5)	Represents 125,000 shares of Common Stock initially available for future grants under the 2004 Employee Stock Purchase Plan (the “2004 ESPP”). The 2004 ESPP provides that an additional number of shares will automatically be added annually for a period of ten years to the shares authorized for issuance under the 2004 ESPP at each annual meeting of stockholders beginning in 2005. The number of shares added each year will be equal to the least of: one percent of the Company’s outstanding Common Stock; 150,000 shares, or; an amount that may be determined each year by the Company’s board of directors.

3.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

ACADIA Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s prospectus filed on May 27, 2004 pursuant to Rule 424(b) under the 1933 Act, relating to the registration statement on Form S-1 (File No. 333-113137), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on May 19, 2004 (File No. 000-50768) under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the issuance of the common stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, San Diego, California.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly

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violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he was or is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s amended and restated certificate of incorporation and bylaws include provisions that indemnify directors and officers of the corporation for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense. In connection with the Offering, the Registrant will enter into indemnification agreements with its officers and directors that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the 1933 Act or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect (1)

4.2	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon the closing of the Registrant’s initial public offering (1)

4.3	Registrant’s Amended and Restated Bylaws, as currently in effect (1)

4.4	Form of common stock certificate of Registrant (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-52492, dated December 21, 2000)

5.1	Opinion of Cooley Godward LLP

5.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

99.1	1997 Stock Option Plan, as amended (1)

99.2	2004 Equity Incentive Plan (1)

99.3	2004 Employee Stock Purchase Plan (1)

(1)	Filed as an exhibit to the Registrant’s Registration Statement of Form S-1, as amended (File No. 333-113137), filed with the Commission on February 27, 2004, and incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 27, 2004.

ACADIA PHARMACEUTICALS INC.

By:	/s/ ULI HACKSELL

Uli Hacksell, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ULI HACKSELL, PH.D. and THOMAS H. AASEN, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ULI HACKSELL ULI HACKSELL	Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2004

/s/ THOMAS H. AASEN THOMAS H. AASEN	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Executive Officer and Accounting Officer)	May 27, 2004

/s/ MARK R. BRANN MARK R. BRANN	President, Chief Scientific Officer and Director	May 27, 2004

/s/ LESLIE L. IVERSEN LESLIE L. IVERSEN	Chairman of the Board	May 27, 2004

/s/ GORDON BINDER GORDON BINDER	Director	May 27, 2004

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/s/ CARL L. GORDON CARL L. GORDON	Director	May 27, 2004

/s/ LESTER J. KAPLAN LESTER J. KAPLAN	Director	May 27, 2004

/s/ TORSTEN RASMUSSEN TORSTEN RASMUSSEN	Director	May 27, 2004

/s/ MARTIEN VAN OSCH MARTIEN VAN OSCH	Director	May 27, 2004

/s/ ALAN G. WALTON ALAN G. WALTON	Director	May 27, 2004

8.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect (1)

3.2	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon the closing of the Registrant’s initial public offering (1)

3.3	Registrant’s Amended and Restated Bylaws, as currently in effect (1)

4.1	Form of common stock certificate of Registrant (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-52492, dated December 21, 2002)

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

99.1	1997 Stock Option Plan, as amended (1)

99.2	2004 Equity Incentive Plan (1)

99.3	2004 Employee Stock Purchase Plan (1)

(1)	Filed as an exhibit to the Registrant’s Registration Statement of Form S-1, as amended (File No. 333-113137), filed with the Commission on February 27, 2004, and incorporated herein by reference.

9.